August 25, 1999



Zions Bancorporation,
  One South Main, Suite 1380,
      Salt Lake City, Utah 84111.

Regency Bancorp,
  7060 North Fresno Street,
      Fresno, California 93720.

Ladies and Gentlemen:

     We have acted as special counsel to Zions Bancorporation, a Utah corporation ("Zions"), in connection with the planned merger of Regency Bancorp, a California Corporation ("Regency") with and into Zions, pursuant to the Agreement and Plan of Merger, dated as of April 27, 1999, as amended May 11, 1999, August 9, 1999 and August 18, 1999 by and among Zions, Regency and Regency Bank (the "Agreement"). We render this opinion to you, in part, in connection with the registration of Zions Common Stock to be issued in connection with the Merger. All capitalized terms used and not otherwise defined herein shall have the meanings provided in the Agreement.

     For purposes of this opinion, we have reviewed the Agreement and such other documents and matters of law and fact as we have considered necessary or appropriate, and we have assumed, with your consent, the following:

               (i) The Merger will be completed in the manner set forth in the Agreement and the Proxy Statement/Prospectus of Zions and Regency (the "Proxy/Prospectus").

               (ii)   The   representations   contained   in  the   letters   of
          representation from Zions and Regency to us, both dated August [11], 1999, will be true and complete at the Effective Time.


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Zions Bancorporation                                                      -2-
Regency Bancorp


     On the basis of the foregoing, and our consideration of such other matters of fact and law as we have deemed necessary or appropriate, it is our opinion, under presently applicable federal income tax law, that:

                  (1) The Merger will be treated for federal income tax purposes as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code");

                  (2) Each of Zions and Regency will be a party to the reorganization within the meaning of Section 368(b) of the Code;

                  (3) No gain or loss will be recognized by shareholders of Regency who receive shares of Zions Common Stock in exchange for shares of Company Common Stock, except with respect to cash received in lieu of fractional share interests;

                  (4) The holding period of Zions Common Stock received in exchange for shares of Company Common Stock will include the holding period of the Company Common Stock for which it is exchanged, assuming the shares of Company Common Stock are capital assets in the hands of the holder thereof at the Effective Time; and

                  (5) The basis of the Zions Common Stock received in the Merger will be the same as the basis of the Company Common Stock for which it is exchanged, less any basis attributable to fractional shares for which cash is received.


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Zions Bancorporation                                                      -3-
Regency Bancorp


     The tax consequences described in (3), (4) and (5) above may not be applicable to financial institutions, insurance companies, tax-exempt organizations, dealers in securities or currencies, traders in securities that elect to use a mark to market method of accounting, persons who hold Company Common Stock as part of a "straddle", "hedge" or "conversion" transaction, persons who are not citizens or residents of the United States, persons who acquired or acquire shares of Company Common Stock pursuant to the exercise of employee stock options or otherwise as compensation, or persons who do not hold their shares of Company Common Stock as a capital asset.

     This opinion is limited to the federal income tax laws of the United States and does not purport to discuss the consequences or effectiveness of the Merger under any other laws.

     We also hereby confirm to you that the discussions set forth under the heading "THE MERGER Federal Income Tax Considerations of the Zions/Regency Merger" in the Proxy/Prospectus which form a part of the Registration Statement of Zions to which this opinion is filed as an exhibit is our opinion, subject to the limitations set forth therein.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading "THE MERGER
- Federal Income Tax Considerations of the Zions/Regency Merger" in the Proxy/Prospectus. In giving such consent, we do not


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Zions Bancorporation                                                      -4-
Regency Bancorp



thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.


                                      Very truly yours,



                                      /s/Sullivan & Cromwell